                        EXHIBIT 99(b)    PRESS RELEASE

FOR IMMEDIATE RELEASE



                                                Ilene A. Angarola
                                                Senior Vice President
                                                Investor Relations
                                                (516) 683-4420

                       NEW YORK COMMUNITY BANCORP, INC.
          ANNOUNCES UNDERWRITERS' EXERCISE OF OVER - ALLOTMENT OPTION


      Westbury, New York, May 9, 2002 -- New York Community Bancorp, Inc. (Nasdaq: NYCB) today announced that the underwriters of the Company's public offering of 5,100,000 shares of its common stock have exercised their over-allotment option to purchase an additional 765,000 shares at the price of $29.00 per share. New York Community Bancorp will issue a total of 5,865,000 shares of its common stock at $29.00 per share, for net proceeds to the Company of approximately $162.7 million.

      Lehman Brothers and Salomon Smith Barney are the joint book-running managers and joint lead managers together with Sandler O'Neill & Partners, L.P. Co-managers for the offering are Advest, Inc., Janney Montgomery Scott LLC and Keefe, Bruyette & Woods, Inc. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Lehman Brothers, Salomon Smith Barney and Sandler O'Neill & Partners, L.P.

      New York Community Bancorp, Inc. is the $9.3 billion holding company for New York Community Bank, and the eighth largest thrift in the nation, based on market capitalization at March 31, 2002. The Bank serves its customers through a network of 114 banking offices in New York City, Nassau, Suffolk, Rockland and Westchester counties, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metropolitan New York region, with 60 in-store branches, the Bank is the second largest originator of multi-family mortgage loans in New York City.

      This press release is not an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.